EXHIBIT 99.1

Codexis, Inc.
200 Penobscot Drive
Redwood City, CA 94063
Tel: 650.421.8100
www.codexis.com

Codexis Announces Inducement Option Award and Restricted Stock Award to John J. Nicols

Redwood City, CA – June 13, 2012 – Codexis, Inc. (NASDAQ: CDXS), a developer of industrial enzymes to enable the cost-advantaged production of biofuels, bio-based chemicals and pharmaceutical intermediates, today announced that it has granted a stock option award and restricted stock award to John J. Nicols, Codexis’ newly appointed President and Chief Executive Officer. These inducement awards were approved by the Compensation Committee of the Codexis Board of Directors on June 11, 2012, effective as of June 13, 2012, and granted as an inducement material to Mr. Nicols’ entering into employment with Codexis in accordance with NASDAQ Listing Rule 5635(c)(4).

Codexis granted Mr. Nicols an option to purchase 400,000 shares of Codexis’ common stock with an exercise price equal to $3.46 per share, the closing price per share of common stock as reported by NASDAQ on June 13, 2012. The option will vest on June 13, 2013 as to 25 percent of the shares subject thereto, with the remaining shares vesting ratably on a monthly basis over a period of 36 months thereafter, subject to Mr. Nicols’ continuous service with Codexis through the applicable vesting date, such that the option would be fully vested and exercisable on June 13, 2016. In addition, Codexis granted to Mr. Nicols an award of 750,000 shares of restricted stock that will vest as to 25 percent of the shares subject thereto on each anniversary of June 13, 2012, subject to Mr. Nicols’ continuous service to Codexis through the applicable vesting date, such that the restricted stock award will be fully vested on June 13, 2016, subject to accelerated vesting in accordance with Mr. Nicols’ employment agreement.

Codexis is providing this information in accordance with NASDAQ Listing Rule 5635(c)(4).

About Codexis, Inc.

Codexis, Inc. is a developer of industrial enzymes to enable the cost-advantaged production of biofuels, bio-based chemicals and pharmaceutical intermediates. Codexis' product lines include CodeXyme™ Cellulase Enzymes and CodeXol™ Detergent Alcohol. Partners and customers include global leaders such as Shell, Merck and Pfizer. For more information, see www.codexis.com.

Contacts:

Investors: Jay Sarwar, ir@codexis.com, 650-421-8126

Media: Wes Bolsen, media@codexis.com, 650-421-2356

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